Exhibit 11.1 (Translation)

C O D E of CONDUCT C O D E of CONDUCT CODE of CONDUCT 2021 CODE of CONDUCT 2021

C O D E of CONDUCT C O D E of CONDUCT

Corporate Slogan Nomura Group Corporate Philosophy Delivering a Better Tomorrow Mission Contributing to Society We help to enrich society through our expertise in capital markets Vision Trusted Partner As a leading financial institution, we aim to be the most trusted partner for our clients Entrepreneurial Leadership With passion and courage, we continually innovate to meet the needs of our stakeholders Teamwork To build our values and ‘Deliver Together’, we promote diversity and collaboration across divisions and regions Integrity Personal integrity is paramount to us. We act honestly, fairly and openly Values CODE of CONDUCT 2021 01 02 Message Introduction Clients Our People Society

Working with pride and integrity Nomura’s management vision is to achieve sustainable growth by helping resolve social issues. We believe that the sustainable development of society as a whole will help enhance our corporate value. Our business is built on the trust of our clients and all stakeholders. The trust our clients place in each employee represents trust placed in the overall group. Therefore, if one person does something that undermines the trust of our clients, the entire group loses trust. The Code of Conduct serves as our guide for ethical decision-making and proper conduct as we work to build trust. If you are ever unsure of what to do, always consider whether your decision or action is something you could proudly share with your family and close friends. It is important that we think about how we can contribute to the organization and the people in our team, and be proactive. A critical part of this is speaking up when something is not right, and creating an environment that supports people who speak up. I believe that a diverse organization is crucial to such an environment. As a member of Nomura Group, we have a responsibility to do more than just comply with rules and regulations. Let us all work together to build a firm where our people conduct themselves with integrity at all times and take pride in everything they do. Message from the Group CEO Kentaro Okuda President and Group CEO CODE of CONDUCT 2021 03 04 Message Introduction Clients Our People Society

Message from the Group CEO 03 Introduction What does the Code mean? 07 How do we implement the Code? 09 Five questions to ask when in doubt 1 1 Our Code of Conduct 13 Key points Conduct for Clients 15 Conduct for Our People 29 Conduct for Society 43 CODE of CONDUCT | Table of Contents For Reference Q&A The following notes are inserted for easy reference: Good Example CODE of CONDUCT 2021 05 06 Message Introduction Clients Our People Society

This Code of Conduct sets out guidelines for Nomura Group directors, officers and employees to translate the Nomura Group Corporate Philosophy into actions. We reflect on our actions to ensure that they are in line with the Code. We promise clients and other stakeholders that we will uphold the highest standards of ethics and integrity under the Code. We carry out all of our business activities based on the Code. What does the Code mean? Mission Vision The Code is the pillar that supports Nomura Group. How does the Code of Conduct differ from our Founder’s Principles, and the Corporate Philosophy? Our Corporate Philosophy, which is deeply ingrained in our Founder’s Principles, defines our mission, maps out our vision to achieve that mission, and clarifies the unchanging values that underpin everything we do. This Code is established as a guideline for each of us to translate the values embodied in our Corporate Philosophy into actions. QA Is the Code of Conduct different from other internal rules and regulations? The Code underpins other internal rules and regulations, which set forth specific policies and procedures for ensuring that Nomura Group’s corporate activities and our conduct are in line with the Code. QA Who does the Code apply to? The Code applies to all Nomura Group directors, officers and employees. QA Culture ãƒªã,¹ã,¯ Business Strategy Risk Management Operating Model Code of Conduct Values CODE of CONDUCT 2021 07 08 Message Introduction Clients Our People Society

Employees Managers Employees have a responsibility to follow the Code as a member of Nomura Group. By putting the Code into practice, meet the trust and expectations of our clients and contribute to ensuring market integrity. In addition, all managers have the following responsibilities. Lead by example Managers are expected to lead their team in the right direction by adhering to the Code. Embed the Code Managers are expected to properly explain the content of the Code to their team and ensure each team member fully understands. Provide an open environment Managers should respect each member of their team and listen closely to their ideas to encourage an environment of open discussion. Help your people grow Managers should acknowledge the differences of each individual in their team and provide guidance and development opportunities as necessary. Evaluate fairly When evaluating their team members, managers should take into account each person’s skill-set, attitude, awareness of compliance, and leadership. How do we implement the Code? If the Code is violated: We may take disciplinary or preventive action to address any violation or potential violation of the Code which infringes on the trust placed in us by the market and our clients, or damages the reputation of Nomura Group. In such cases, managers may also be held accountable. CODE of CONDUCT 2021 09 10 Message Introduction Clients Our People Society

If you are unsure how to act, go back to the basics and ask yourself the following questions. Nomura 5 YES If in doubt, talk to your manager or compliance officer. Would you be comfortable if it were made public? Did you check relevant rules and regulations? Is it in the best interests of the client? Is the integrity of the market protected? Do you feel comfortable telling your family and friends? What should I do if the answer is NO? Do not proceed. Check what the problems are and make improvements until you are able to answer YES to all the questions. If you are still unsure, consult with your manager or compliance officer. QA What should I do if I find myself caught between the company and the client? Always prioritize the client’s best interests over your own interests or the company’s short-term gains. Then see if you can really answer YES to all the questions. Q A YES YES YES YES YES Five questions to ask when in doubt CODE of CONDUCT 2021 11 12 Message Introduction Clients Our People Society

The Code of Conduct is based on the following three foundations: our Clients, Our People, and Society. The Code has been put in place to help us translate our values into actions. The following pages describe each item in detail. Our Code of Conduct Entrepreneurial Leadership Teamwork Integrity CONDUCT for CLIENTS CONDUCT for SOCIETY 15 43 CONDUCT for OUR PEOPLE 29 11 Never pursue self-interests 12 Control gifts and entertainment 13 Be disciplined 14 Learn from mistakes 15 Speak up 35 36 37 39 41 01 Pursue the best interests of our clients 02 Continually enhance our expertise and capabilities 17 19 16 Move towards the future 45 17 Contribute to a sustainable society 47 18 Respect diversity and individual rights 19 Disclose information appropriately 49 50 03 Leverage our collective strength 21 04 Be the most trusted partner for our clients 05 Uphold the highest standards of compliance 06 Handle information properly 25 27 23 07 Be passionate about achieving more 08 Develop our people 31 32 09 Collaborate as one team 10 Create a comfortable work environment 33 34 CODE of CONDUCT 2021 13 14 Message Introduction Clients Our People Society

01 Pursue the best interests of our clients 17 02 Continually enhance our expertise and capabilities 19 03 Leverage our collective strength 21 04 Be the most trusted partner for our clients 23 05 Uphold the highest standards of compliance 25 06 Handle information properly 27 We always place our clients at the heart of everything we do. To continue to be the most trusted partner for our clients, we collaborate with our team members and provide high quality services. CONDUCT for CLIENTS CODE of CONDUCT 2021 15 16 Message Introduction Clients Our People Society

CONDUCT for CLIENTS Pursue the best interests of our clients We serve clients with respect, and understand their needs and interests We provide thorough explanation considering the client’s understanding and experience We strive to provide proposals that exceed client expectations Whether or not you have opportunities to directly serve our clients, always keep in mind how our businesses can affect them. Acting in the best interests of our clients means providing the optimal solution to meet the client’s needs. Best interests does not necessarily mean maximizing economic interests, but rather developing and providing products and services from the client’s perspective. Furthermore, pursuing the best interests of the client also means to advise when you think something they asked you is not in their best interests. 01 To pursue the best interests of our clients: What does the best interests of our clients actually mean? We strive to meet our clients’ expectations by understanding their needs and proposing suitable products and services. CODE of CONDUCT 2021 17 18 Message Introduction Clients Our People Society

CONDUCT for CLIENTS Continually enhance our expertise and 02 capabilities We stay on top of the latest trends in financial and capital markets around the world We enhance our ability to identify risks our clients are exposed to We build our knowledge of both financial and other fields There have been many cases where unexpected events have resulted in severe losses. These include events that you thought would never occur because they hadn’t occurred in the past, or those that very rarely occur. It is important to recognize that some risks can be easily identified, while others are rare but can cause significant loss once they become apparent. To serve our clients with expertise: “Unknown” risk We enhance our expertise and capabilities to put forward the best proposals to our clients. We properly assess the risks our clients are exposed to and take appropriate actions in a timely manner. CODE of CONDUCT 2021 19 20 Message Introduction Clients Our People Society

CONDUCT for CLIENTS Leverage o 03 ur collective strength A client asked me if we could trade using a new transaction method. I am thinking of saying that we can’t handle it since I am unsure how to respond. Q Nomura Group has various functions. You should first consult with those around you, your manager, or relevant departments in the company. You should also try to take an interest in the activities of other departments and develop internal networks. A We understand the functions and roles of each division and department We stay up to date on the wide range of businesses and services we offer We proactively collaborate across various functions To leverage our collective strength: We provide optimal solutions to our clients by making full use of our collective strength. We work together across countries and regions to deliver our competitive edge. CODE of CONDUCT 2021 21 22 Message Introduction Clients Our People Society

CONDUCT for CLIENTS Be the most trusted p 04 artner for our clients We will propose products and services appropriate for each client We will provide information in accordance with the client’s investment experience We will improve the quality of our operations and avoid causing inconvenience to our clients due to errors in administrative procedures We will keep our clients informed and remain direct and prompt even in difficult communications We will let clients know our concerns if something they propose will not be beneficial for them Just because it is not against the law does not mean we can do anything that our clients request. Activities that undermine market integrity, and behavior that deviates from social norms are ultimately not beneficial for our clients. You should not be driven by immediate profits and should ask yourself if your actions will help build long-term relationships of trust with clients. Then, you should go back to “Nomura Five YES” and check if what you are about to do is appropriate. To continue to be the most trusted partner for our clients: What does “for the client” mean? We will always place our clients at the heart of everything we do, deal with them with integrity, and build long-term relationships of trust. CODE of CONDUCT 2021 23 24 Message Introduction Clients Our People Society

CONDUCT for CLIENTS Uphold the highest 05 standards of compliance The following are examples of acts that are strictly prohibited Clients may make wrong investment decisions if we fail to properly explain the nature and risks of financial products and services. If proper client verification is not carried out prior to a transaction and fraudulent activities occur, we will be unable to prevent proceeds of financial crime from entering into capital markets and terrorism funding. If someone enters into a transaction using material non-public information (“MNPI”) not known to others, that person will have an unfair advantage over other investors. We are committed to protecting market integrity. The use of MNPI for the benefit of a specific investor is unfair. Violation of the Duty of Explanation Money Laundering Insider Trading As a global investment bank, we act as an intermediary between the markets and our clients. We carefully manage potential conflicts of interest to ensure our clients are not adversely affected. If we fail to prevent transactions with criminal organizations or their members, this can result in financing their illegal activities. If transactions intended to artificially change or peg prices are executed, investor decisions will be adversely affected and this will impede the fair operation of the markets. Conflict of Interest Organized Crime Market Manipulation We work to protect our clients’ interests at all times. We act with integrity towards all our clients. Such conduct undermines the development of a sound economy. This will enable organized crime and allow terrorists to expand their sources of funding. We must maintain robust controls to prevent these activities. Such conduct undermines market integrity and will lead to a loss of investor trust in the market. Given our role as a gatekeeper for capital markets, we do not tolerate such activities and work to prevent them. We must also act in accordance with principles of fair dealing and good faith. We strictly comply with applicable laws and regulations. In addition, we work with the highest level of compliance awareness to protect our clients and ensure market integrity. CODE of CONDUCT 2021 25 26 Message Introduction Clients Our People Society

Message | Introduction | Clients | Our People | Society

CONDUCT for CLIENTS

06 Handle information properly

We strictly manage entrusted client information and only use it in accordance with our client's understanding.

We strictly control and manage material non-public information to protect market integrity, and will never use it improperly.

We properly manage internal information to protect the credibility of Nomura Group.

Handling of Nomura Group information

Details regarding Nomura's business operations and other company information must not be shared with outside parties, including former employees. If you receive requests for client information from outside parties, promptly report to your manager. If you are contacted by the media, do not respond based on your own judgment. Promptly contact your regional Corporate Communications Department and follow their instructions.

QA

Q **I believe it will benefit our clients if we promptly communicate information that is to their advantage. If it's not prohibited by law such as insider information, there's no issue, right?**

A We must always consider market integrity and fairness. Please talk to your manager or contact Compliance if you are not sure.

Q **Can I freely post on my personal social media accounts if I do not mention my name or where I work?**

A You should exercise good judgment when posting on social media or on the Internet. Do not post any information about the company's business, market information, or anything that may damage Nomura's reputation or adversely affect our clients. When posting for business purposes, you must obtain the approval of your manager.
Inappropriate posts may cause concern or distrust among clients. Even if your name is not specified, the poster, the individual or the company may be identified. This applies even after you leave the duties.

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CODE of CONDUCT 2021

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NOMURA

07 Be passionate about achieving more 31 08 Develop our people 32 09 Collaborate as one team 33 10 Create a comfortable work environment 34 11 Never pursue self-interests 35 12 Control gifts and entertainment 36 13 Be disciplined 37 14 Learn from mistakes 39 15 Speak up 41 We adapt to change. We are disciplined in everything we do. We strive to become better, and be the most trusted partners for our clients. CONDUCT for OUR PEOPLE CODE of CONDUCT 2021 29 30 Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE I want to try something new, but I’m worried about making mistakes because I don’t have much experience. Nomura supports people who take on challenges. Challenges help us learn and provide critical opportunities for growth. Share your ideas with your manager. Managers should motivate their team and support them in taking on new challenges. Q A We strive to develop our skills We actively improve processes and utilize new technologies We listen to others and respect their views To keep growing: Be passionate 07 about achieving more We don’t shy away from change and always move forward. 08 Develop our people We strive to develop talent to ensure all our people can realize their full potential. We help our colleagues grow and maximize their potential by focusing on their individual needs We appreciate the support of our colleagues and work to develop our own abilities To develop talent: It’s not easy to correct members of my team because they might say it’s harassment. If you notice someone doing something wrong, you should talk to them about it. If your point is valid and delivered in a respectful manner, Nomura will support your actions. If you are not sure how to talk to them, seek advice from your manager. Q A CODE of CONDUCT 2021 31 32 Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE Collaborate as one team Create a 09 10 comfortable work environment We communicate effectively and get to know each other better We share information, knowledge, expertise and concerns within the team We share the same goals and work together to achieve them We accept flexible working styles Managers should be sensitive to the needs of their team members We are open to each other’s values, viewpoints and ideas that are different from our own to create an open environment in which everyone feels comfortable expressing their views We think of others and consider the impact of what we say or do To maximize teamwork: To create a comfortable work environment: We respect diverse views and work together as a team. We respect each other and foster a positive environment where everyone can contribute and have an active role. We hold ourselves to a higher standard and do not engage in behavior that can be perceived as harassment. CODE of CONDUCT 2021 33 34 Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE Never pursue self-interests Control g 11 12 ifts and entertainment We do not use information obtained in the course of our business or take advantage of our position at Nomura to gain any improper personal benefit. When trading securities using our personal account, we comply with applicable laws and regulations as well as rules set by Nomura Group companies. We do not offer or accept cash (including facilitation payments), cash equivalents, inappropriate gifts or excessive business entertainment from public officials and business counterparts. A client offered me a gift certificate. Can I accept it? You must not accept cash or cash equivalents from clients. However there may be exceptional circumstances where you may be allowed to accept. Please refer to internal guidelines for details. Q A CODE of CONDUCT 2021 35 36 Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE 13 Be disciplined I don’t think it should matter how I behave outside the office. Be mindful of the fact that someone may always be watching. What you say or do reflects on the company. You should always act responsibly and exercise common sense. Q A We are humble in how we interact with others and strive to form good relationships We are considerate of others and mindful of the impact of our words and actions We are aware that socially unacceptable behaviors reflect badly on us as individuals as well as the firm Our behavior: We show humility and take responsibility for our own actions. We do not engage in behavior that may undermine the trust society places in us. CODE of CONDUCT 2021 37 38 Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE 14 Learn from mistakes We recognize our past mistakes and work to never repeat them. We learn from others’ mistakes and use them as an opportunity to reexamine ourselves. Nomura Group has caused several scandals in the past. We know how easy it is to lose society’s trust and how difficult it is to restore it. We have also learned a lot from our past mistakes. Every year on August 3*, we all take time to reflect on the lessons learned and renew our pledge to never repeat our past mistakes. Always remember *Nomura Founding Principles and Corporate Ethics Day CODE of CONDUCT 2021 39 40 Message Introduction Clients Our People Society

CONDUCT for OUR PEOPLE 15 Speak up To help protect our clients, our people and the firm When we see something suspicious When we see misconduct To create an open environment where everyone feels comfortable voicing their concerns and seriously listen to those who speak up We have established the Compliance Hotline to enable employees to anonymously raise issues or concerns. All information received through the Hotline is treated as strictly confidential. We carefully investigate all reports, and take corrective actions as necessary. You will not be subject to any adverse treatment for reports made in good faith. The information you provide may help us detect and correct misconduct early, and make Nomura a better company. Don’t hesitate to speak up. We speak up: Nomura Group Compliance Hotline We will promptly report any suspicious behavior or violation of the Code of Conduct to a manager, Compliance or the Nomura Group Compliance Hotline. CODE of CONDUCT 2021 41 42 Message Introduction Clients Our People Society

16 Move towards the future 45 17 Contribute to a sustainable society 47 18 Respect diversity and individual rights 49 19 Disclose information appropriately 50 We have a responsibility to the communities where we live and work. We will proactively contribute to the creation of a truly enriched society. CONDUCT for SOCIETY CODE of CONDUCT 2021 43 44 Message Introduction Clients Our People Society

CONDUCT for SOCIETY 16 Move towards the future We play an important role in creating financial systems that contribute to creating a sustainable society. We continue to actively address environmental and social issues, such as climate change and social inequality, create new types of financial services and strive to achieve a truly enriched society together with our stakeholders and commit to build a robust operating platform to drive sustainability. We consider what kind of services we should provide to our clients as people increasingly live beyond 100 We contribute to revitalizing local economies We are committed to our core business while keeping in mind the goal of SDGs* and the creation of a financial cycle that will lead to the resolution of environmental and social issues We engage in dialogue and collaboration with clients and other stakeholders We will make further use of digital tools and data, to provide products and services that meet our clients’ needs To ensure a truly enriched society: *SDGs: Sustainable Development Goals SDGs are a set of global goals adopted towards realizing a better and more sustainable world by 2030 What exactly does Nomura Group mean by creation of “a truly enriched society” ? We believe that we can realize “a truly enriched society” by constantly making efforts to develop and provide high quality products and services. For example, when we develop new products, we consider whether they will contribute to the sustainable development of society and capital markets, and whether they will meet our clients’ needs. We believe that a truly enriched society will be created through our commitment in help solving social issues. Q A CODE of CONDUCT 2021 45 46 Message Introduction Clients Our People Society

CONDUCT for SOCIETY Contribute 17 to a sustainable society We respect different cultures and customs and conduct our business in harmony with the countries and regions where we operate. We are aware of our responsibility towards society and actively and continuously engage in a wide range of activities to contribute to the society and protect the environment, such as reducing the environmental impact of our business activities. A rich natural environment and healthy social environment are the foundation of economic and business development and people’s lives. Without such a foundation, it is not possible to fulfill Nomura’s mission to contribute to creating an enriched society. We recognize that the protection of the global environment and the promotion of diverse initiatives are essential for the development of both the economy and society. As such, we constantly work to enhance our products and services, further expand our business globally and strengthen our corporate governance framework. These initiatives are important to improve our corporate value. We will continually strive to fulfill our mission while building a sustainable business foundation. Nomura’s view on ESG* *ESG: Environment, Social, Governance—Three perspectives required for a company’s long-term growth Adhere to laws on environment and make daily efforts to use resources effectively and reduce electricity consumption Provide opportunities for a wide range of people to learn about finance and economy, knowledge on building assets and contribute to the formation of a sound capital market Proactively join social volunteering activities What each of us can do now to contribute to society: CODE of CONDUCT 2021 47 48 Message Introduction Clients Our People Society

CONDUCT for SOCIETY Respect diversity and individual rights Disclose 18 19 information appropriately We promote equal opportunity and do not discriminate on grounds such as nationality, race, sex, gender identity, sexual orientation, creed, social status, or existence of or nonexistence of disability. We respect differences in values and are always sincere. We retain accurate records and proactively ensure the fair, timely and appropriate disclosure of Nomura Group information including financial statements. This will enable us to be properly evaluated and trusted by society. We never falsify, intentionally conceal or maliciously destroy operational and financial information and retain it for a specified period To disclose information properly: CODE of CONDUCT 2021 49 50 Message Introduction Clients Our People Society

C O D E of CONDUCT Nomura Group CODE of CONDUCT 2021 © NOMURA HOLDINGS, INC. ALL RIGHTS RESERVED.